EXHIBIT 10.01

FORM OF ESCROW AGREEMENT

    This Escrow Agreement is made and entered into as of                         , 2006 by and among SunTrust Bank, a Georgia banking corporation, licensed by the State of Florida as escrow agent (the ‘‘Escrow Agent’’), JWH GlobalAnalytics Fund, L.P., a Delaware limited partnership (the ‘‘Fund’’), John W. Henry & Company, Inc., a Florida corporation, the general partner of the Fund (‘‘JWH’’ or the ‘‘General Partner’’) and JWH Securities, Inc., a Florida corporation as a selling agent of the Fund (‘‘Initial Selling Agent’’)and each other firm that shall execute and deliver a counterpart of this Escrow Agreement (each, a ‘‘Selling Agent’’ as used herein including the Initial Selling Agent and other selected dealers as part of the selling group).

The Fund has filed a Prospectus, as contained in the Fund's Registration Statement on Form
S-1 (Registration No.                     ) or filed with the Securities and Exchange Commission pursuant to Rule 424(b) and all amendments thereto (the ‘‘Prospectus’’)) in accordance with the General Rules and Regulations under the Securities Act of 1933, as amended (the ‘‘Act’’).

The Fund proposes to offer for sale to investors through one or more Selling Agents up to 2,500,000 units of limited partnership interests (‘‘Units’’) at an initial price of $100 per unit, with such price per unit then fluctuating based on the net asset value of the Fund, as described in the Prospectus.

The Selling Agent intends to sell the Units as the Fund’s agent on a best efforts basis during the Initial and Continuing Offering Periods (as defined in Section 1 hereof).

The Fund proposes to establish an escrow account with the Escrow Agent in compliance with Rule 240.15c2-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, in which funds received from subscribers will be deposited pending completion of the escrow period (‘‘Escrow Account’’).

Commencing upon the execution of this Agreement, the Escrow Agent shall act as escrow agent and agrees to receive, hold, deal with and disburse the proceeds from the sale of Units of limited partnership interests by the Fund (together with any interest thereon, the ‘‘Proceeds’’) in accordance with this Agreement.

All Proceeds of subscriptions for Units of the Fund shall be deposited in an escrow account established by the Escrow Agent on behalf of the Fund. All Proceeds shall be denominated in dollars and deposited in the Escrow Account by check or wire transfer, duly made out to ‘‘SunTrust Bank as Escrow Agent for JWH GlobalAnalytics Fund, L.P.’’ Any funds received that are made payable to other than the Escrow Agent account shall be returned to the Selling Agent or subscriber who submitted the funds. In the event that any checks or other instruments deposited in the escrow account prove uncollectible, the Escrow Agent shall promptly notify JWH and the Selling Agent that submitted the check or other instrument and forward such checks or other instruments to the appropriate Selling Agent.

JWH shall deliver directly to all prospective subscribers’ interim receipts for the amount of the Proceeds deposited in the Escrow Account, reciting the substance of the escrow terms.

The Selling Agent agrees that it shall within two (2) business days of receipt deliver all funds received from subscribers for the payment of Units to the Escrow Agent for deposit in the Escrow Account together with a written confirmation slip of each sale, which confirmation slip shall set forth, among other things, the subscriber’s name and address, tax payer identification number, the amount of funds tendered to purchase Units, and the form of funds tendered such as check, wire or money order. The Escrow Agent shall promptly notify JWH of any discrepancy between the amounts set forth on any statement delivered by JWH or the Selling Agent and the sum or sums delivered therewith to the Escrow Agent. The Selling Agent shall transmit the originally executed Subscription Agreement to JWH within two (2) business days of receipt.

All Selling Agents shall be bound by this Agreement. However, for purposes of communications and directives hereunder, the Escrow Agent need only accept instructions from JWH, as the General Partner.

The Escrow Agent is hereby directed to hold and dispose of the Proceeds held by the Escrow Agent hereunder in the following manner subject, however, to the terms and conditions hereinafter set forth.

1. If acceptable subscriptions (as determined by the General Partner in its discretion) of cleared funds in the aggregate value of at least $20,000,000 have been received during the Initial Offering Period as described in the Prospectus, as evidenced by (i) written instructions from the General Partner, (ii) an affidavit of the General Partner and (iii) deposit in the Escrow Account of at least $20,000,000 in collected funds in payment of such subscriptions, JWH shall direct Escrow Agent in writing that the foregoing has occurred and that all sums accumulated in the Escrow Account shall be paid over to the Fund pursuant to the General Partner's written request. Such written direction and affidavit shall set forth the day for such payment (the ‘‘Initial Closing Date’’), which shall not be more than ten business days after the close of the Initial Offering Period for the Units. For the avoidance of doubt, Escrow Agent shall have no obligation or responsibility to review, access or evaluate the legitimacy or accuracy of any such direction, whether an Initial Offering Period has or has not passed or any other details of the parties Fund subscription transaction, transaction documents or procedures. Escrow Agent will and shall rely exclusively on the written direction described herein and make payment as requested therein without any further investigation, diligence or knowledge of the facts and circumstances surrounding such payment.

The Initial Offering Period for the Units shall mean a period of 90 days commencing on the date of the Prospectus, with such date being communicated in writing by JWH, as the General Partner, to the Escrow Agent, unless the General Partner terminates the offering at an earlier date or extends the Initial Offering Period for up to an additional 90 days, as set forth in the Prospectus, and provides written notice thereof to the Escrow Agent in which case the Initial Offering Period shall mean such period as so terminated or extended. The Continuing Offering Period for the Units shall mean a period commencing at the end of the Initial Offering Period, provided that $20,000,000 is received during the Initial Offering Period. For the further avoidance of doubt, Escrow Agent shall have no obligation or responsibility to review, access or evaluate the legitimacy or accuracy of any such termination or extension. Escrow Agent will and shall rely exclusively on the written notice or notices described herein without any further investigation, diligence or knowledge of the facts and circumstances surrounding such notice or notices.

The offering will continue after the Initial Closing Date. Thereafter, subscriptions will be deposited in the Escrow Account during the Continuing Offering Period. The sums accumulated in the Escrow Account shall be paid over pursuant to the General Partner's written request (in the form described above) setting forth the date for such payment. Again, for the avoidance of doubt, Escrow Agent shall have no obligation or responsibility to review, access or evaluate the legitimacy or accuracy of any such direction, whether an Initial Offering Period, extension thereof or Continuing Offering Period has or has not passed or any other details of the parties Fund subscription transactions, transaction documents or procedures. Escrow Agent will and shall rely exclusively on the written direction described herein and make payment as requested therein without any further investigation, diligence or knowledge of the facts and circumstances surrounding such direction.

Within a reasonable time after receipt of a subscription agreement and prior to the Initial Closing Date, if any, and subsequent Closing Dates, if any, the General Partner is authorized to notify the Escrow Agent that a subscription agreement of a subscriber has not been accepted by the General Partner and to direct the Escrow Agent by written instruction to return any funds held in this escrow account with interest thereon for the benefit of such subscriber directly to each subscriber, as instructed, and the Escrow Agent shall notify the subscriber’s Selling Agent of its distribution of the funds to such subscriber.

2. If acceptable subscriptions (as determined by the General Partner in its discretion) of at least $20,000,000 in cleared funds have not been received during the Initial Offering Period, as evidenced by an affidavit of the General Partner as described above, remittance of all funds accumulated, without deduction of any kind or character, and free and clear of any claims and all claims of the Fund, the General Partner, the Selling Agents or any of their creditors, in this Escrow Account shall be made within three (3) business days after Escrow Agent’s receipt of a direction in writing to so remit by JWH which such direction shall be sent to Escrow Agent within five (5) business days of the termination of the Initial Offering Period. Remittance shall be made by the Escrow Agent for credit directly to each subscriber, as instructed by such subscriber’s Selling Agent, and the Escrow Agent shall notify the subscriber’s Selling Agent of its distribution of the funds, as instructed by such subscriber’s Selling Agent, together with notice of such subscriber’s proportionate share of any interest earned on the Proceeds during the period such funds were held in escrow as instructed.

3. For the purposes of Paragraphs 1 and 2 above, (i) the Initial Offering Period for the Units shall be deemed to begin on the date that appears on the cover page of the Prospectus and (ii) in computing the aggregate amount of subscriptions, the General Partner shall not include the initial limited partner’s investment for the purpose of permitting the formation of the Fund. Again, for the avoidance of doubt, Escrow Agent shall have no obligation or responsibility for or knowledge of the matters set forth in this paragraph 3.

4. JWH and the Fund represent and warrant that prior to the delivery, if any, of the Proceeds to the Fund upon sale of the Units, as described above, the Fund shall have no title to nor interest in the Proceeds, and such funds shall under no circumstances be subject to the liabilities or indebtedness of the Fund or General Partner.

5. The Escrow Agent shall cause all Proceeds deposited in the Escrow Account pursuant to this Escrow Agreement to be maintained and invested in Money Market deposits (and not Money Market Mutual Funds as prohibited by the NASD in ‘‘Notice to Members 84-7) with a national or state bank that is a member of the FDIC and has over $100 million of capital and surplus. The Fund and the General Partner understand and acknowledge that any Money Market deposit at any one financial institution exceeding the amount of $100,000.00 will not be covered by FDIC insurance. As compensation for its services hereunder, and in addition to the compensation described in Schedule III in connection with services provided herewith, the Escrow Agent shall be entitled to retain, for its account, 20 basis points (0.20%), which will be deducted from the earnings realized on the investments in the Money Market deposits prior to those earnings being credited to the escrow account. The interest on the deposits will be accrued daily based upon the current principal balance and credited to the account monthly on the first business day of each month. The Escrow Agent may use any brokerage firm or intermediary in purchasing or selling the Money Market deposits mentioned above, for which services said brokerage firm or intermediary will receive compensation resulting in a net interest rate offered to the Escrow Agent. Said net interest rate to be received on the deposits will equal or exceed the minimum rate to be received on the deposits, which will be the Federal Funds rate less the above-referenced 20 basis points (0.20%) fee. The deposits will be deemed available for the current day interest calculation if they are received by the Escrow Agent via wire transfer by
10 am EST. Checks or other instruments received by the Escrow Agent will be considered in the deposit totals on the first business day following receipt of the check or other instrument. The Escrow Agent will incur no liability for any loss suffered from such investments so long as the Escrow Agent shall invest only in the investments set forth in the first sentence of this Section 5, whether or not any such investments in any one financial institution exceed $100,000.

6. Interest earned on Proceeds during the Initial Offering Period attributable to accepted subscriptions while held in the Escrow Account shall be allocated to the purchase of additional Units for that subscriber. Notwithstanding anything contained herein to the contrary, the Escrow Agent, shall be responsible for calculating all interest due to subscribers(whether their subscriptions are accepted or rejected by the General Partner and returned per sections 1 or 2 hereof) based on investment amounts and applicable daily interest rates payable on the Escrow Account. The Escrow Agent shall prepare and distribute all 1099’s. The Selling Agents shall be responsible for obtaining Social Security or taxpayer identification numbers for all subscribers in the fund documented by appropriate Form W-8 or W-9 or certification of foreign taxpayer exemption prior to any investment of the Proceeds hereunder and providing said information to the Escrow Agent. Interest earned on Proceeds during the Continuing Offering Period attributable to accepted subscriptions while held in the Escrow Account shall be paid to the Fund.

7. The Fund shall provide the Escrow Agent with a copy of those pages of the Registration Statement and supporting documents which reference the Escrow Agent or this Agreement (‘‘Reference Pages’’). The Fund will not file the Registration Statement with the SEC or finalize the supporting documents until it has received the Escrow Agent's approval of the Reference Pages. The Escrow Agent agrees to provide the Fund, by facsimile, with its approval of the Reference Pages or acceptable modifications thereto within two (2) business days after receipt of the Reference Pages. The Escrow Agent shall only review the Reference Pages and shall not review or have any obligation to review any other portion of the Registration Statement, the supporting documents or any of the other documents delivered by purchasers in connection with their purchase of the Units. The Fund shall not file or finalized amended Reference pages until it has received the Escrow Agent's approval of the amended Reference Pages in accordance with this provision.

8. The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Agreement. No implied duties or discretionary powers may be imputed to it by the terms of this Agreement, or otherwise. The Escrow Agent shall not be subject to, nor obliged to recognize, any other instrument governing the rights or duties of the other parties to this Agreement, even though reference thereto may be made in this Agreement.

The Escrow Agent may disregard any and all notices or instructions received from any source, except only (i) such notices or instructions as are specifically provided for in this Agreement and
(ii) orders or process of any court entered or issued with or without jurisdiction. If from time to time any property held pursuant to this Agreement becomes subject to any order, judgment, decree, injunction or other judicial process (‘‘Order’’), the Escrow Agent may comply with any such Order without liability to any person, even though such Order may thereafter be annulled, reversed, modified or vacated.

Whenever the Escrow Agent receives or become aware of any conflicting demands or claims with respect to this Agreement or the rights of any of the parties hereto or any property held hereunder, the Escrow Agent may without liability refrain from any action until the conflict has been resolved or, alternatively, may tender into the registry or custody of any court which the Escrow Agent determines to have jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any inaction or filing of proceedings pursuant to this section shall not deprive the Escrow Agent of its compensation during such inaction or prior to such filing.

The Escrow Agent shall not be liable for any depreciation or change in the value of such documents or securities or any property evidenced thereby or for any losses incurred in liquidating securities or other property to satisfy a distribution request. All distributions provided for hereunder shall be made by the Escrow Agent from the principal of the Proceeds to the extent thereof, in the order that proper requests therefore are received by the Escrow Agent. In no event shall the Escrow Agent be required to seek contributions from any source or to advance its own funds in order to satisfy a distribution request.

The Escrow Agent shall be fully protected in relying without investigation upon any written notice, demand, certificate or document which it in good faith believes to be genuine, as to the truth and accuracy of the statements made therein, the identity and authority of the persons executing the same and the validity of any signature thereon. Although the Escrow Agent may demand specific authorizations (including corporate resolutions, incumbency certificates and the like) or identification from a party or its representative prior to taking any action hereunder, no such demand shall constitute a waiver or deprive the Escrow Agent of the protections afforded by this paragraph.

The Escrow Agent shall not be liable for any action taken or omitted hereunder except in the case of its bad faith, negligence or willful misconduct. In no event shall the Escrow Agent be liable to any person for punitive, special, indirect or consequential damages of any kind, even if it is advised of the possibility thereof. JWH will indemnify, defend and hold harmless the Escrow Agent from and against any and all claims that may be asserted against the Escrow Agent by any third parties and any and all liability, loss, cost or expense (including attorneys' fees in a reasonable amount) that may be incurred by the Escrow Agent as a result of any such claim or otherwise as a result of acting as

Escrow Agent hereunder, Except that JWH shall have no obligation to indemnify the escrow agent in any circumstances in which the conduct of the escrow agent has been determined to constitute bad faith, negligence, or willful misconduct . The obligations of the parties under this paragraph shall survive the resignation of the Escrow Agent and the termination of this Agreement and distribution of the Proceeds.

The Escrow Agent shall not be liable or responsible to perform any act pertaining to the proposed offering of Units, other than as set forth in this Agreement, or because of the loss of any monies arising through insolvency or the act or default or omission of any person other than the Escrow Agent. The Escrow Agent shall not be responsible for the application of the proceeds deposited with it and paid out, withdrawn or transferred in accordance with this Agreement.

The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Account or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Escrow Account or any part thereof.

The Escrow Agent shall under no circumstances be required to furnish a formal accounting for the proceeds in the Escrow Account other than to notify the Fund and the General Partner as to each payment or disbursement made from the Escrow Account.

The Escrow Agent may engage counsel of its own choosing to advise it concerning any of its duties in connection with this Agreement, or in case it becomes involved in litigation on account of being Escrow Agent under this Agreement, and reliance on the advice of such counsel shall fully protect the Escrow Agent.

9. Without regard to the amount deposited in the Escrow Account pursuant to this Agreement, the Escrow Agent shall be entitled to: (i) a fee determined in accordance with, and payable by the Fund as specified in, the Schedule of Fees for Escrow Services, a copy of which is annexed hereto as Schedule III and incorporated herein by reference; and (ii) be reimbursed by the Fund for any reasonable expenses for performing its obligations in connection with this Agreement, including, but not limited to the costs, expenses and legal fees incurred by the Escrow Agent relating to the review of the documents pertaining to this Agreement, provided however, that if the funds in the Escrow Account reach at least $20 million, whether or not prior to or after any distribution from the Escrow Account, all amounts owing to the Escrow Agent pursuant to this Agreement shall be paid to it. If the balance in the Escrow Account does not reach at least $20 million, no amounts owing to the Escrow Agent pursuant to this Agreement whatsoever, shall be paid out of or chargeable to the funds on deposit in the Escrow Account, however, this shall not relieve the General Partner of any of its obligations to the Escrow Agent under this Agreement.

The Escrow Agent may resign by giving thirty (30) days written notice to the other parties to this Agreement. Any such resignation shall be effective upon delivery of the property then held in escrow to the successor Escrow Agent, whereupon the resigning Escrow Agent shall be discharged of any further duties under this Agreement. If the Escrow Agent resigns, the other parties shall appoint a successor Escrow Agent; provided that if no successor is appointed within 30 days after resignation, the resigning Escrow Agent may appoint as successor any corporation with trust powers in the United States or may tender the Proceeds into court as provided above.

The General Partner may remove the Escrow Agent at any time (with or without cause) by giving at least ten (10) days written notice thereof. Within 10 days after giving such notice, the General Partner shall appoint a successor escrow agent at which time the Escrow Agent shall either distribute the funds held in the Escrow Account, as directed by the instructions of the General Partner. JWH shall promptly pay all outstanding fees, costs and expenses of the Escrow Agent. If a successor escrow agent has not been appointed or has not accepted such appointment by the end of the 10-day period, the Escrow Agent may appeal to a court of competent jurisdiction for the appointment of a successor escrow agent, or for other appropriate relief and the costs, expenses and reasonable attorneys fees which the Escrow Agent incurs in connection with such a proceeding shall be paid by JWH.

The Escrow Agent shall not be responsible for any delays or failure to perform any obligation hereunder caused by circumstances reasonably beyond its control, including but not limited to breaches by other parties of their obligations hereunder, delays by messengers or other independent contractors; mechanical or computer failures, malfunctioning or breakdowns in electrical power, heat, light, air conditioning or telecommunications equipment, securities exchanges, Federal Reserve Banks, clearing organizations or securities depositories; interference by any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion, fission or radiation; fires or other casualties, acts of God or other similar occurrences.

10. The validity and construction of this Agreement shall be governed by and construed in accordance with, the laws of the State of Florida without reference to its conflict of law principles. This agreement shall be deemed to be a contract made and to be performed in the State of Florida.

11. This Agreement may be amended from time to time by written instrument executed by all the parties.

12. This Agreement shall benefit, and be binding upon, only the parties hereto and their respective heirs, estates, successors and assigns (each a ‘‘Party’’). It has been duly and validly authorized, executed and delivered by each party, and constitutes a valid and binding agreement enforceable in accordance with its terms. Nothing in this Agreement shall be construed to give any right against the Escrow Agent to any person who is not a Party. The Escrow Agent shall have no duty, express or implied, to any non-Party and no such person shall be deemed a ‘‘third party beneficiary’’ of this Agreement.

13. Any notice which the Escrow Agent is required or desires to give hereunder to any of the undersigned shall be in writing and may be given by mailing, courier or faxing the same to the address of the undersigned (or to such other address as said undersigned may have theretofore substituted therefore by written notification to the Escrow Agent), by registered or first class mail, postage prepaid, courier or facsimile delivery as set forth in Schedule II. Notices to the Escrow Agent shall be in writing and may be given by mailing, courier or faxing the same to the address of the Escrow Agent (or to such other address as Escrow Agent may have theretofore substituted therefore by written notification to the other parties), by registered or first class mail, postage prepaid, courier or facsimile delivery as set forth in Schedule II. Notwithstanding anything herein to the contrary, no notice or communication to any party hereunder shall be deemed to have been received by such party until actually received by that party. Whenever under the terms hereof the time for giving a notice of performing an act falls upon a Saturday, Sunday or bank holiday, such time shall be extended to the Escrow Agent's next business day.

In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule I hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties acknowledge that such security procedure is commercially reasonable.

14. The Fund and General Partner warrant to and agree with the Escrow Agent that, unless otherwise expressly set forth in this Agreement, at the time of this Agreement, and upon disbursement of the Escrow Account in accordance with this Agreement:

(a)    No party has, or shall have, any lien, claim or security interest in the Escrow Account or any part thereof;

(b)    No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specially or generally) the Escrow Account or any part thereof.

(c)    The Registration Statement complies with the Act and the Offering has been and/or will be made in compliance with applicable federal and state securities laws.

15. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of                          , 2006

Parties to the Escrow
JWH GlobalAnalytics Fund, L.P
By:	John W. Henry & Company, Inc. General Partner
By:
Mark S. Rzepczynski President
John W. Henry & Company, Inc.
By:
Mark S. Rzepczynski President
JWH SECURITIES, INC
By:
Kenneth S. Webster Treasurer

ACCEPTED:
The SunTrust Bank, as Escrow Agent
By:
Name: Title:

SCHEDULE I

The Escrow Agent is authorized to seek confirmation of instructions by written instruction and/or telephone call-back to the following persons:

Name	Title	Signature

Mark S. Rzepczynski	President

Kenneth S. Webster	Chief Operating Officer

SCHEDULE II

Notices can be made as follows

To:	JWH GlobalAnalytics Fund, L.P.

301 Yamato Road, Suite 2200 Boca Raton, FL, 33431 c/o John W. Henry & Company, Inc. Attention: Mr. Mark Rzepczynski, President	Mr. Kenneth S. Webster, Chief Operating Officer

Telephone Number: (561)241-0018 Facsimile Number: (561)994-6887

To:	John W. Henry & Company, Inc.

301 Yamato Road, Suite 2200 Boca Raton, FL, 33431

Attention: Mr. Mark Rzepczynski, President	Mr. Kenneth S. Webster, Chief Operating Officer

Telephone Number: (561)241-0018 Facsimile Number: (561)994-6887

To:	SunTrust Bank, Corporate Trust Division

777 Brickell Ave., MC 1020 Miami, FL 33131 Attention: Odalys del Oso Telephone Number: (305) 579-7149 Facsimile Number: (305) 579-7167

Schedule III

SCHEDULE OF FEES
FOR SUBSCRIPTION ESCROW SERVICES

I.	Administration Fee of $2,500.00 in advance (includes deposits of first 50 Subscribers).

II.	$5.00 per Subscriber after 50 Subscribers.

III.	$30.00 each check returned for non-sufficient funds.

IV.	$5.00 per Subscriber for preparation of IRS forms 1099, if required.

V.	$5.00 per returned check to each subscriber if in the event the minimum number of units have not been sold by the termination date.

VI.	Reimbursement for any out-of-pocket expenses incurred as a result of administering the Escrow.

VII.	Reimbursement for legal fees incurred by escrow agent in the approximate amount of $1,000.00, for reviewing the documents needed to establish the escrow account, in the event that the Escrow Agent needed to engage the services of counsel to review the escrow document(s).